Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-169943) of CreXus Investment Corp., and
(2)	Registration Statement (Form S-8 No. 333-162223) pertaining to the Securities to be Offered to Employees in Employee Benefit Plans of CreXus Investment Corp.;

of our reports dated February 28, 2013, with respect to the consolidated financial statements and schedules of CreXus Investment Corp. and the effectiveness of internal control over financial reporting of CreXus Investment Corp. included in this Annual Report (Form 10-K) of CreXus Investment Corp. for the year ended December 31, 2012.

/s/ Ernst & Young LLP
New York, New York
February 28, 2013